EXHIBIT 4.1

                                 CGA GROUP, LTD.


                             SHAREHOLDERS AGREEMENT












                            Dated as of June 12, 1997


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                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
1.   TRANSFERS...........................................................  2

     (a)  Separation of Investment Units and Resale of Securities .......  2
     (b)  Right of First Offer ..........................................  4
     (c)  Drag Along Right ..............................................  6
     (d)  Tag Along Right ...............................................  7
     (e)  Preemption Right ..............................................  8
     (f)  Regulatory Transfer ........................................... 10
     (g)  Exception...................................................... 10
     (h)  Termination of Rights.......................................... 10

2.   RESTRICTIONS ON STOCK OWNERSHIP..................................... 10

     (a)  Share Ownership Limitations ................................... 10
     (b)  Prompt Disposition of Shares................................... 11
     (c)  Manner of Disposition.......................................... 11

3.   REGISTRATION RIGHTS................................................. 12

     (a)  Definitions.................................................... 12
     (b)  Demand Registration ........................................... 13
     (c)  Piggyback Registration......................................... 17
     (d)  Expenses of Registration....................................... 18
     (e)  Registration Procedures........................................ 19
     (f)  Indemnification ............................................... 23
     (g)  Information by the Holders..................................... 27
     (h)  Rule 144 Reporting............................................. 27
     (i)  "Market Stand-off" Agreement................................... 28
     (j)  Assignability.................................................. 29
     (k)  Termination.................................................... 29

4.   INFORMATION AS TO COMPANY AND RELATED COVENANTS..................... 30

     (a)  Auditors....................................................... 30
     (b)  Financial Information.......................................... 30
     (c)  Business Report................................................ 30
     (d)  Inspection..................................................... 31

5.   DEFINITIONS......................................................... 31

     (a)  Terms Defined.................................................. 31

6.   MISCELLANEOUS....................................................... 33

     (a)  Legends........................................................ 33
     (b)  Waiver; Amendments ............................................ 33
     (c)  Amendment of Schedule I to this Agreement ..................... 34
     (d)  Recapitalization, Exchanges, Etc. ............................. 34

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     (e)  Specific Performance ..................................... 34
     (f)  Notices .................................................. 34
     (g)  Successors and Assigns.................................... 34
     (h)  Counterparts.............................................. 35
     (i)  Entire Agreement.......................................... 35
     (j)  Applicable Law ........................................... 35
     (k)  Section Headings.......................................... 35
     (l)  Holders of Warrant Shares................................. 35

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                             SHAREHOLDERS AGREEMENT

     Shareholders Agreement, dated as of June 12, 1997 (this "Agreement") among CGA Group, Ltd., a company with limited liability organized under the laws of Bermuda (the "Company") and each of the persons whose names and addresses appear on Schedule I hereto, as such Schedule I may be amended from time to time in accordance with the terms hereof (the "Common Holders"). Each of the foregoing defined terms shall include such persons' successors and assigns as permitted by this Agreement. Certain capitalized terms used in this Agreement have the meanings set forth in Section 5 of this Agreement.


                                    RECITALS

     WHEREAS, the Company has issued or has agreed to issue the following classes of shares: (i) an aggregate of 2,600,000 shares of Series A Cumulative Voting Preference Shares, par value $.01 per share, of the Company ("Series A Preferred Stock"), (ii) 1,600,000 shares of Series B Cumulative Voting Preference Shares, par value of $.01 per share, of the Company ("Series B Preferred Stock"), and (iii) 9,100,000 shares of common stock, par value of $.01 per share, of the Company ("Common Stock") (the Series A Preferred Stock, the Series B Preferred Stock, the Common Stock and any other shares of the Company are referred to herein as "Company Stock");

     WHEREAS, certain investors have (i) agreed, pursuant to the terms of the Series A Preferred Stock Subscription Agreement, dated as of June 9, 1997 (the "Series A Preferred Stock Subscription Agreement"), to purchase the Series A Preferred Stock and (ii) pursuant to the terms of the Warrant Acquisition Agreement, dated as of June 9, 1997 (the "Warrant Acquisition Agreement"), acquired or agreed to purchase warrants ("Warrants") to purchase Common Stock (or such shares of other stock into which such Common Stock may have been converted prior to the exercise of the Warrant);

     WHEREAS, certain initial Common Holders have agreed pursuant to the terms of the Investment Units Subscription Agreement, dated as of June 4, 1997 (the "Investment Units Subscription Agreement"), to purchase an aggregate of 1,600,000 investment units (the "Investment Units"), each such Investment Unit consisting of (i) one share of Series B Preferred Stock, (ii) 4.8925 shares of Common Stock, and (iii) upon the occurrence of certain events described in such subscription agreement, one and one-half (1.5)

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additional shares of Series B Preferred Stock (the "Commitment"); and

     WHEREAS, the Sponsoring Investors (as defined in the Private Placement Memorandum) have (i) agreed pursuant to the Founders' Subscription Agreement, dated as of June 12, 1997 (the "Founders' Subscription Agreement"), to purchase an aggregate of 1,272,043 shares of Common Stock and (ii) pursuant to the terms of the Sponsoring Investors' and Founders' Stock Warrant Plan, dated as of June 17, 1997 (the "Sponsoring Investors' and Founders' Stock Warrant Plan") acquired or agreed to purchase an aggregate of 847,729 Warrants ("Sponsoring Investors' and Founders' Warrants");

     WHEREAS, the management employees of the Company (as defined in the Private Placement Memorandum) will receive the right to purchase, over the prescribed vesting period, an aggregate of 1,494,771 warrants to purchase Common Stock (or such shares of other stock into which such Common Stock may have been converted prior to the exercise of the warrants) ("Employee Warrants") pursuant to the terms of the Employee Stock Warrant Plan dated of June 17, 1997 (the "Employee Stock Warrant Plan") (the Warrants, Sponsoring Investors' and Founders' Warrants and Employee Warrants, collectively the "Warrant Shares");

     WHEREAS, the Common Holders and the Company desire to enter into the agreements contained herein with respect to certain matters relating to the operations of the Company and the disposition of Company Stock.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. TRANSFERS

     (a) Seperation of investment Units and Resale of Securities. (i) Prior to the occurrence of a Separation Event (as defined below), no Common Holder may transfer any Company Stock constituting a part of an Investment Unit other than collectively as a unit with the other Common Stock, Series B Preferred Stock and the Commitment constituting a part of such Investment Unit. Upon the occurrence of a Separation Event, a Common Holder may transfer some or all of the Common Stock, the Series B Preferred Stock and the Commitment constituting an Investment Unit other than collectively as a unit, subject to applicable restrictions on transfers of Company Stock or Units set forth in this Agreement, the Investment Units Subscription Agreement and the bye-laws of the Company (the "Company's Bye-Laws"). The non-collective transfers described in the immediately preceding sentence are referred



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to herein as the "Separate Transfers". As used herein, the phrase "Separation
Event" means the earlier to occur of (x) a Trigger Event, provided that the Company receives written notification from Duff & Phelps Credit Rating Company ("DCR") that neither such Trigger Event nor the Separate Transfers will cause the claims paying ability rating of Commercial Guaranty Assurance, Ltd. to be downgraded by DCR or (y) receipt by the Company of written notification from DCR that the Separate Transfers will not cause DCR to downgrade CGA's claims paying ability. Within 10 days prior to the occurrence of each Trigger Event, the Company shall request in writing that DCR deliver the written notification referred to in the proviso to clause (x) above. Upon the request of any Investment Unit holder, the Company shall request in writing that DCR deliver the written notification specified in clause (y) above. Notwithstanding the foregoing, prior to a Separation Event, Commitments with an aggregate value (which value shall be determined based on the product of (x) the maximum number of shares of Series B Preferred Stock required to be purchased pursuant to such Commitments and (y) $25) of up to $7.5 million may be transferred separately from the Common Stock and Series B Preferred Stock constituting the Investment Units held by a Common Holder without receipt from DCR of the notices provided above; provided, further, that Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. shall have the first right, prior to any other Common Holder, to so transfer all or any portion of the Commitments that it, or its Affiliates, own; provided, further, that if Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. notifies the Company prior to the occurrence of a Separation Event that it will not exercise such first right or that it will not exercise such first right with respect to Commitments with an aggregate value of $7.5 million, Commitments with an aggregate value equal to the difference between $7.5 million and the aggregate value of the Commitments so transferred by Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. may be transferred by such Common Holders as shall request such right on a pro rata basis based on the amount of shares of Common Stock owned by each such requesting Common Holder, as compared to the aggregate of all of the shares of Common Stock owned by all of the requesting Common Holders, and as shall be approved by the Board of the Company in its sole discretion.

     (ii) No Common Holder shall transfer, prior to a Separation Event, any Investment Units or Common Stock and, after a Separation Event, any Common Stock held by such Common Holder, whether held separately or as part of one or more Investment Units, other than, in each case, (x) in accordance with the Company's Bye-Laws and the provisions of this Section 1 and Section 2 hereof and (y) in accordance with Article VII of the Investment Unit Subscription


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Agreement, Article VII of the Founders' Subscription Agreement or Article IV of
the Warrant Acquisition Agreement as the case may be. Unless (x) a registration statement is in effect with respect to the Common Stock to be transferred or (y) the transfer is made pursuant to Rule 144 of the Securities Act, or (z) the transfer is of Common Stock that has been transferred previously pursuant to (x) or (y), no Common Holder shall transfer any Common Stock whether held separately or as part of one or more Investment Units, unless the transferee of such shares has agreed to be bound by the terms of this Agreement and has duly executed a counterpart of this Agreement. Any transfer or purported transfer made in violation of this Section 1 and Section 2 hereof shall be null and void and of no effect and the Company shall cause any correction required to be made to the register of the Members of the Company to be effected.

     (b) Right of First Offer

     (i) Subject to subsection (vii) below, any Common Holder desiring to transfer, prior to any Separation Event, Investment Units or Common Stock, whether held separately or as part of one or more Investment Units and after a Separation Event any Common Stock (hereinafter for purposes of this Section only, the "Securities"), held by such Common Holder (the "Seller") shall give written notice (the "Sales Notice") to the other Common Holders that the Seller desires to effect such a transfer (a "Sale") and setting forth the number of Investment Units or shares of Common Stock proposed to be transferred by the Seller.

     (ii) The receipt of the Sales Notice by each other Common Holder party to this Shareholders Agreement shall constitute an offer (the "Offer") by the Seller to sell to such Common Holder or group of Common Holders for cash the Securities subject to the Sale, subject to the Seller's approval of the terms and conditions of the Bid (as defined below). Each Common Holder, or any group of one or more Common Holders, receiving an Offer shall have a 15-day period (the "Order Period") in which to give a written notice (a "Bid") to the Seller prior to the expiration of such 15-day period, which written notice shall set the price per Security that such Common Holder or group of Common Holders proposes to pay (the "Proposed Sales Price") and such other terms and conditions it or they propose with respect to the Sale; provided, however, a Bid must be for all of the Securities the Seller proposes to transfer as stated in the Sales Notice.

     (iii) Upon the receipt of all Bids, if any, the Seller shall have the right to solicit offers for the Securities subject to the Sale from any non-affiliated third-party (a "Third-Party Offer") for a period of 90 days


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from the date the Order Period expires. To the extent the Seller receives a
Third-Party Offer and such Third-Party Offer contains a Proposed Sales Price in excess of the highest Sales Price received by Seller pursuant to the Bids made by the Common Holders or group of Common Holders, then Seller shall have the right to sell the Securities to the Third-Party pursuant to its Offer. If no Bids are delivered during the Order Period then the Seller shall be entitled to accept, in its sole discretion, any Third-Party Offer it so chooses. If such sale pursuant to a Third-Party Offer is not consummated within 120-days from receipt of the Third-Party Offer, and no Bids of Common Holders are accepted by the Seller within 10 days following the expiration of the 90-day period described in the first sentence of this subparagraph (iii), then the provisions of this Section 1(b) shall be reinstated as to any other transfers proposed to be made by the Seller.

     (iv) The Common Holders or group of Common Holders providing a Bid to the Seller during the Order Period as to all of the Securities subject to the Sale, and which Bid is accepted by the Seller, shall be required to purchase and pay for all the Securities accepted pursuant to their Bid within a 30-day period from the date on which the buying Common Holder (or group of Common Holders) receives written notice of the Seller's acceptance of the Bid; provided that if the purchase and sale of such Securities is subject to any prior regulatory approval, the time period during which such purchase and sale may be consummated shall be extended until the expiration of five Business Days after all such approvals shall have been received.

     (v) Subject to the transfer restrictions of Section 1(a)(ii), the Seller may transfer Investment Units or shares in accordance with subsection (b)(iii) for consideration other than cash to an unaffiliated third-party only if the Seller has first obtained and delivered to each of the Common Holders an opinion of an independent investment banking firm of national standing indicating that the fair market value of the per share non-cash consideration that the Seller proposes to accept as consideration for such Investment Units or shares, together with any per share cash consideration, is at least equal to the highest proposed Sale Price received by the Seller pursuant to Bids made by the Common Holders or group of Common Holders.

     (vi) Notwithstanding any provision of this Section 1(b), no action may be taken by the Seller, the other Common Holders or the Company that would cause a violation of the provisions of Section 2.


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     (vii) The Company shall take all reasonable steps necessary to ensure application is made for the appropriate permissions from the Bermuda authorities in connection with any Transfer complying with this Agreement. The Company hereby acknowledges that no prior approval of the Bermuda Monetary Authority is necessary for any Transfer between Persons who are designated as non-residents of Bermuda for the purposes of the Exchange Control Act, 1972.

     (viii) The provisions of this Section 1(b) shall not apply to:

          (A) a Transfer of shares of Common Stock to an Affiliate of the Seller;

          (B) a Transfer of shares of Common Stock to another Common Holder;

          (C) a Transfer of Investment Units to a Common Holder holding Investment Units;

          (D) a Transfer by one or more Common Holders of a majority of all shares of Common Stock (and, if prior to a Separation Event, Investment Units) then outstanding to any Person or Persons;

          (E) a Transfer required by the provisions of Section 1(c) or Section
     2;

          (F) a Transfer permitted by the provisions of Section 1(d);

          (G) a Transfer pursuant to an effective registration statement with respect to the Common Stock to be transferred;

          (H) a Transfer on or after the fifth anniversary of the date of this Agreement; or

          (I) a Transfer made by Richard A. Price to one or more employees (listed on Schedule II hereto on the date hereof as such schedule may be amended or supplemented from time to time) of the Company and its affiliates no later than January 30, 1999.

     (c) Drag Along Right

     (i) If at any time and from time to time after the date of this Agreement Common Holders holding a majority of all shares of Common Stock then issued and outstanding (whether or not such shares are held separately or as part of Investment Units, the "Transferring Investors") wish to Transfer in a bona fide arm's length sale for cash


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consideration all of the Common Stock (and, if prior to a Separation Event, the
Investment Units) held by the Transferring Investors to any Person or Persons who are not Affiliates of the Transferring Investors (for purposes of this Section 1(c), the "Proposed Transferee"), the Transferring Investors shall have the right (the "Drag-Along Right"), subject to applicable law and compliance with Section 1(a) with respect to such Transfer, to require all (but not less than all) other Common Holders to sell, pursuant to Section 1(c)(ii), to the Proposed Transferee all (but not less than all) of the shares of Common Stock (and, if prior to a Separation Event, the Investment Units) then owned by such other Common Holders. Each Common Holder agrees to take all steps necessary to enable such Common Holder to comply with the provisions of this Section 1(c).

     (ii) To exercise a Drag-Along Right, the Transferring Investors shall give each other Common Holder and the Company a written notice (for purposes of this Section 1(c), a "Drag-Along Notice") containing (a) the aggregate number of shares of Common Stock (and, if prior to a Separation Event, the Investment Units) that the Proposed Transferee proposes to acquire from the Transferring Investors and the other Common Holders, (b) the name and address of the Proposed Transferee and (c) the proposed purchase price, terms of payment and other material terms and conditions of the Proposed Transferee's offer. Each Common Holder shall thereafter be obligated, subject to applicable law, to sell all (but not less than all) of its shares of Common Stock (and, if prior to a Separation Event, its Investment Units) as provided in such Drag-Along Notice, provided that the sale to the Proposed Transferee is consummated within one hundred and twenty (120) days of delivery of the Drag-Along Notice. If the sale is not consummated within such 120-day period, then each Common Holder shall no longer be obligated to sell such Common Holder's shares of Common Stock (or, if prior to a Separation Event, Investment Units) pursuant to that specific Drag-Along Right but shall remain subject to the provisions of this Section 1(c) with respect to any subsequent Drag-Along Rights.

     (d) Tag Along Right. If at any time or from time to time after the date of this Agreement one or more Common Holders (whether or not such shares are held separately or as part of Investment Units, the "Transferors") wish to Transfer, in one transaction or a series of related transactions, a majority of the then issued and outstanding Common Stock (whether or not such shares of Common Stock are held separately or as part of Investment Units) to any Person or Persons who are not Affiliates of the Transferors (other than pursuant to an effective registration statement with respect to the shares of Common Stock to be transferred


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or as a result of a pledge of shares as security for a bona fide loan), such
Transferors shall notify each other Common Holder holding Common Stock (and, if prior to a Separation Event, Investment Units) (the "Other Holders") and the Company, in writing, of such Transfer and its terms and conditions. Within 20 days of the date that such notice is deemed to have been given (as provided in Section 6(f) herein) to such Other Holders, each of the Other Holders shall notify the Transferors if it elects to participate in such Transfer. Each of the Other Holders that so notifies the Transferors shall be obligated to sell, at the same price and on the same terms as the Transferors, such number of shares of Common Stock (or, if prior to a Separation Event, such number of shares of Common Stock or Investment Units, as the case may be) equal to the number of shares of Common Stock (or, if prior to a Separation Event, such number of shares of Common Stock or Investment Units, as the case may be) the third party actually proposes to purchase multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock (or, if prior to a Separation Event, such number of shares of Common Stock or Investment Units, as the case may be) owned by such Other Holder and the denominator of which shall be the aggregate number of shares of Common Stock (or, if prior to a Separation Event, such number of shares of Common Stock or Investment Units, as the case may be) held by the Transferors and each Other Holder exercising its rights under this
Section 1(d).

     (e) Preemption Right. If at any time after the date hereof, the Company proposes to issue equity securities of any kind (the term "equity securities" shall include for these purposes any warrants, options or other rights to acquire equity securities or debt securities convertible into equity securities) of the Company (except for issuances pursuant to the terms of the Stock Warrant Plans and issuances in connection with (i) a Qualified Public Offering, (ii) a conversion or exchange of any outstanding securities, (iii) a stock dividend,
(iv) the exercise of any right existing pursuant to any agreements in effect immediately following the Closing to acquire equity securities of the Company, including, without limitation, pursuant to the Warrants and the Commitments, or
(v) a merger, amalgamation, reclassification or other reorganization), then, as to each Common Holder who holds Company Stock at such time, the Company shall:

       (i) give written notice setting forth in reasonable detail (1) the designation and all of the terms and provisions of the equity securities proposed to be issued (the "Proposed Securities"), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the



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qualification, limitations or restrictions thereof and interest rate and maturity; (2) the price and other terms of the proposed sale of such securities;
(3) the amount of such securities proposed to be issued; and (4) such other information as may be reasonably required in order to evaluate the proposed issuance; and

       (ii) offer to issue to each such Common Holder a portion of the Proposed Securities equal to a percentage determined by dividing (x) the number of shares of Common Stock held by such Common Holder (whether held separately or as part of one or more Investment Units) by (y) the total number of shares of Common Stock including those part of any Investment Units then issued and outstanding.

     Each such Common Holder that wishes to exercise its purchase rights hereunder must deliver a written notice to that effect to the Company within fifteen (15) days after the date the notice specified in Section 1(e)(i) was deemed to have been given (as provided in Section 6(f) herein) by the Company. If all of the Proposed Securities offered to such Common Holders are not fully subscribed by such Common Holders, the remaining Proposed Securities will be reoffered to the Common Holders purchasing their full allotment upon the terms set forth in this Section 1(e), until all such Proposed Securities are fully subscribed for or until all such Common Holders have subscribed for all such Proposed Securities which they desire to purchase, except that such Common Holders must exercise their purchase rights within five (5) days after the date notice was deemed to have been given (as provided in Section 6(f) herein) of all such reoffers. To the extent that the Company offers two or more securities in units, Common Holders must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such units.

     Upon the expiration of the offering periods described above, the Company will be free to sell such Proposed Securities that the Common Holders have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any Proposed Securities offered or sold by the Company after such 90-day period must be reoffered to the Common Holders pursuant to this Section 1(e). The election by a Common Holder not to exercise its purchase rights under this Section 1(e) in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the Common Holders the rights described in this Section 1(e) shall be void and of no force and effect and the Company


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shall cause any correction required to be made to the Register of the Members of the Company to be effected.

     The Company hereby agrees that it shall cause each of its wholly-owned subsidiaries to comply with the terms of this Section 1(e) with respect to the issuance of any equity securities by such subsidiary (except for issuances of stock dividends or in connection with a merger, amalgamation, reclassification or other reorganization).

     (f) Regulatory Transfer. If a Common Holder reasonably determines and delivers written notice to the Company that its holding of shares of Company Stock (x) has resulted in a violation of any law or governmental rule, regulation, order or decree to which such Common Holder is subject, or (y) has caused such Common Holder to become subject to and be required to comply with any law, regulation, order or decree to which it was not theretofore subject, the result of which violation or subjection and compliance, as the case may be, would be materially adverse to such Common Holder, the Company shall use its commercially reasonable efforts, after such Common Holder has complied with
Section 1(b), to locate on behalf of the Common Holder a purchaser for all or part of the Company Stock held by such Common Holder.

     (g) Exception. Notwithstanding anything to the contrary contained herein, no provisions of this Section 1 shall apply to the Transfer of Common Stock from CGA Funding, L.P., a Delaware limited partnership, solely to its partners (who are partners as of the Closing Date) within 30 days of the date hereof, provided that (i) each such partner agrees to be bound by the terms hereof as if it were an original party hereto and (ii) such transfer is in compliance with all applicable securities or other laws.

     (h) Termination of Rights. The rights and obligations provided by Section 1 shall expire upon a Qualified Public Offering.

2. RESTRICTIONS ON STOCK OWNERSHIP.

     (a) Share Ownership Limitations.

       (i) Notwithstanding any other provision of this Agreement, no Common Holder may transfer, purchase or acquire (except by operation of law) any Company Stock, directly, indirectly or by attribution, or take any other action if such transfer, purchase, acquisition or other action would cause any Person to become a 10% Investor.

       (ii) Without limiting Section 2(a)(i), if any Common Holder becomes a 10% Investor, such Common Holder




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(the "Excess Investor") shall give notice to the Company within five (5) days following the date of such Common Holder's becoming aware that it has become a 10% Investor. Such notice shall specify the identity of such record or beneficial owner, and such Common Holder shall furnish to the Company such other information as the Company shall reasonably request.

       (iii) Any proposed Transfer in violation of this Section (2)(a) made known to the Company shall not be registered in the Register of Members of the Company. If the Company learns that a Common Holder is holding Company Stock in violation of this Section 2(a) that is registered in the Register of Members, the Company may deregister the transfer of the Common Stock held in violation of this Section 2(a) and register such Company Stock in the name of the Member that transferred such Company Stock or repurchase the Company Stock held in violation of this Section 2(a) as determined by the Board in its absolute and unfettered discretion, subject to the restrictions on repurchase set forth in Bye-law 52(4) of the Company's Bye-laws.

     (b) Prompt Disposition of Shares. If a Common Holder takes any action resulting in a violation of the provisions of Section (2)(a) and the Company determines, pursuant to a Super-Majority Board Action, that the disposition of Company Stock by such Excess Investor is in the interest of the Company and its members, (i) the Company shall require the Excess Investor to dispose of a number of shares of Company Stock such that such Excess Investor or other Person, as the case may be, no longer exceeds the limitations set forth in Section (2)(a) and (ii) each Common Holder hereby agrees, if so required by the Company, to sell such Company Stock as the Company may direct in accordance with
Section 2(c). Any disposition pursuant to this Section (2)(b) should occur no later than the 28th calendar day after the date on which the Excess Investor first violated, or caused another Person to violate, the share ownership limitations set forth in Section (2)(a) and such Excess Investor shall make all reasonable efforts to effect such disposition within such 28-day period. The determination of whether an Excess Investor is in violation of the share ownership limitations of Section (2)(a) and, if so, whether such disposition is in the interests of the Company and its members may be made on behalf of the Company by the Board, pursuant to a Super-Majority Board Action, in its judgment and such determination shall be binding on the Common Holders.

     (c) Manner of Disposition. Any Company Stock required to be disposed of pursuant to Section (2)(b) shall (i) (x) if purchased by the Excess Investor or a Related Person from another Common Holder or Common Holders, be resold to such other Common Holder or Common Holders at the original


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purchase price and (y) each Common Holder agrees, if applicable, to purchase such Company Stock back from the Excess Investor as contemplated by the foregoing clause, or (ii) if otherwise acquired by the Excess Investor, be sold to any Person subject to the restrictions of Section (2)(a) (including, but not limited to, the Company if a sale to the Company would not cause any Person to exceed the share ownership limitations of Section (2)(a)), but within the time period set forth in Section (2)(b).

     Notwithstanding the foregoing, a holder of Series A Preferred Stock shall not be obligated to dispose of shares of such Stock, but it may be obligated in accordance with the foregoing to dispose of other classes of stock of the Company.


3. REGISTRATION RIGHTS.

     The Common Holders shall have the right to have their Registrable Securities registered under the Securities Act and applicable United States state securities laws in accordance with the following provisions.

     (a) Definitions. As used in this Section 3:

       (i) "Commission" shall mean the Securities and Exchange Commission or any other United States of America federal agency at the time administering the Securities Act;

       (ii) the term "Holder" shall mean any holder of Registrable Securities;

       (iii) the term "Initiating Holder" shall mean, any Holder or Holders who in the aggregate are Holders of more than 10% of the then issued and outstanding Registrable Securities;

       (iv) the terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement;

       (v) the term "Registrable Securities" shall mean (A) Common Stock issued to the Common Holders, (B) any additional Common Stock acquired by the Common Holders, including any Common Stock acquired upon the exercise of options granted under the Stock Warrant Plans, and (C) any Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Common Stock referred to in clauses (A) and (B) above;

       (vi) "Registration Expenses" shall mean all expenses incident to the Company's performance of or compliance with its obligations under Sections 3(b) and 3(c) hereof, including without limitation, all Commission, National Association of Securities Dealers ("NASD") and stock exchange or Nasdaq registration and filing fees and expenses, fees and expenses of compliance with applicable state securities or "blue sky" laws (including, without limitation, reasonable fees and disbursements of counsel for the underwriters in connection with "blue sky" qualifications of the Registrable Securities), printing expenses, messenger and delivery expenses, the fees and expenses incurred in connection with the listing of the securities to be registered in an initial public offering on each securities exchange or national market system on which such securities are to be so listed and, following such initial public offering, the fees and expenses incurred in connection with the listing of such securities to be registered on each securities exchange or national market system on which such securities are listed, fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit and "cold comfort" letters required by or incident to such performance and compliance), the fees and disbursements of underwriters customarily paid by issuers or sellers of securities (including the fees and expenses of any "qualified independent underwriter" required by the NASD), the reasonable fees of one counsel retained in connection with each such registration by the holders of a majority of the Registrable Securities being registered, the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and fees and expenses of other Persons retained by the Company (but not including any underwriting discounts or commission or transfer taxes, if any, attributable to the sale of Registrable Securities by holders of such Registrable Securities other than the Company); and

       (vii) "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

     (b) Demand Registration.

       (i) Request for Registration. If the Company shall receive from an Initiating Holder, at any time after 180 days after a Qualified Public Offering, a written request that the Company effect any registration with respect to all or a part of the Registrable Securities, the Company will:

               (A) promptly give written notice of the proposed registration to all other Holders of Registrable Securities; and

               (B) as soon as practicable, use its best efforts to effect a registration statement, in accordance with Section 3(e), as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request in accordance with such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within 10 Business Days after written notice from the Company is deemed given (as provided in Section 6(f) herein) under Section 3(b)(i)(A) above; provided that the Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 3(b):

                    (v) within 180 days following the effective date of any
               underwritten public offering of the Company's securities;

                    (w) for a period of 180 days following the date of the Board resolution described in this clause (w), if the Company furnishes to the Holders requesting the filing of a registration statement pursuant to this Section 3(b) a certificate signed by the President or Chief Executive Officer of the Company stating that the Board has passed a resolution authorizing the Company to register any of its equity securities for its own account and the Company is in the process of effecting such registration (it being understood that the limitation described in this clause (w) shall not affect any Holder's rights with respect to a registration effected pursuant to Section 3(c));

                    (x) in any particular jurisdiction in which the Company
               would be required as a result of such registration to (1) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause (x), (2) subject itself to taxation or regulation of its insurance business in any such jurisdiction other than Bermuda or (3) consent to service of process in effecting such registration, qualification or compliance;

                    (y) if the Registrable Securities requested by all Holders to be registered pursuant to such request do not (I) represent at least 10% of the Registrable Securities or (II) have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of at least $10,000,000.

     The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Section 3(b)(ii) below, include other securities of the Company which are held by Persons who, by virtue of agreements with the Company, are entitled to include their securities in any such registration, but the right of such Persons to include any of their securities in any such registration shall be subject to the limitations set forth in
Section 3(b)(ii) below.

     Holders holding a majority of the Registrable Securities requested to be registered may, at any time prior to the effective date of the registration statement relating to such registration, revoke such request, without liability to any of the other Holders or the Other Shareholders (as defined below), by providing a written notice to the Company revoking such request.

       (ii) Underwriting. The Initiating Holders shall distribute the Registrable Securities covered by their request by means of an underwriting (which underwriter shall be selected by the Company and reasonably acceptable to the Initiating Holders).

     If holders of Common Stock other than Registrable Securities who are entitled, by virtue of agreements with the Company, to have Common Stock included in such a registration (the "Other Shareholders") request such inclusion, the securities of such Other Shareholders shall be included in the underwriting subject to the applicable provisions of this Section 3. The Holders whose shares are to be included in such registration and the Company shall (together with all Other Shareholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to the Initiating Holders. Notwithstanding any other provision of this Section 3(b), if the representative advises the Holders or the Company in writing that (i) marketing factors require a limitation on the number of shares to be underwritten or (ii) the inclusion of shares held by officers and directors of the Company in the offering could, in the representative's best judgment, materially reduce the offering price per share, then, in the case of the preceding clause (i), the Common Stock held by Other Shareholders shall be excluded from such underwriting to the extent so required by such limitations and, in the case of the preceding clause (ii), the Common Stock held by officers and directors of the Company shall be excluded from such underwriting to the extent advised by the representative. If, after the exclusion of such shares, further reductions are required to meet the limitation on the number of shares to be underwritten as advised by the representative, the number of shares that may be included in the underwriting by each Holder requesting inclusion in the registration shall be reduced on a pro rata basis (based on the number of shares held at such time by the respective Holders requesting inclusion in such registration) by such minimum number of shares as is necessary to comply with such limitation. If any Other Shareholder who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders. If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include its securities for its own account in such registration if the representative so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall not be included in such registration.

     (iii) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this
Section 3(b) a certificate signed by the President or Chief Executive Officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company and its members for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than 90 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

     c) Piggyback Registration

       (i) If the Company shall determine to register any of its Common Stock either for its own account or for the account of a holder or holders of Common Stock (other than a registration on Form S-8 (or similar or successor form) relating solely to stock option, stock purchase or other employee benefit plans, or a registration on Form S-4 (or similar or successor form) relating solely to a transaction exempt under Rule 145 of the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), the Company will:

               (A) promptly give to each of the Holders a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

               (B) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made by the Holders within fifteen (15) days after the date written notice described in clause (i)(A) above is deemed given (as provided in Section 6(f) herein) by the Company except as set forth in Section 3(c)(ii) below. Such written request may specify all or a part of the Holders' Registrable Securities.

     (ii) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting (which underwriter shall be selected by the Company, in its sole discretion), the Company shall so advise each of the Holders as a part of the written notice given pursuant to
Section 3(c)(i)(A). In such event, the right of each of the Holders to registration pursuant to this Section 3(c) shall be conditioned upon such Holders' participation in such underwriting and the inclusion of such Holders' Registrable Securities in the underwriting to the extent provided herein. The Holders whose shares are to be included in such registration shall (together with the Company and the Other Shareholders distributing their Common Stock through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 3(c), if the representative advises the Holders or the Company in writing that (i) marketing factors require a limitation on the number of shares to be underwritten or (ii) the inclusion of shares held by the officers and directors of the Company in the offering could, in the representative's best judgment, materially reduce the offering price per share, then, in the case of the preceding clause (i), the Common Stock held by Other Shareholders shall be excluded from such underwriting to the extent so required by such limitations and, in the case of the preceding clause (ii), the Common Stock held by officers and directors of the Company shall be excluded from such underwriting to the extent so advised by the representative. If, after exclusion of such shares, further reductions are required to meet the limitation on the number of shares to be underwritten as advised by the representative, the number of shares that may be included in the underwriting by each Holder requesting inclusion in such registration shall be reduced, on a pro rata basis (based on the number of shares held at such time by the respective Holders requesting inclusion in such registration), by such minimum number of shares as is necessary to comply with such limitation (it is hereby understood that the foregoing shall not be a limitation on the number of shares of Common Stock to be registered by the Company). If any of the Holders or any officer, director or Other Shareholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall not be included in such registration.

       (iii) Number. Each of the Holders shall be entitled to have its shares included in an unlimited number of registrations pursuant to this Section 3(c).

     (d) Expenses of Registration. Upon the exercise of registration rights set forth in this Section 3, the Company shall pay all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 3, provided that such expenses shall not include Selling Expenses which shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered; provided, however, that the Company shall not otherwise be required to pay any Registration Expenses if, as a result of the withdrawal of a request for registration by any of the Holders, as applicable, including, without limitation, as provided in the last paragraph of Section 3(b)(i), the registration statement does not become effective, in which case each of the Holders and Other Shareholders requesting registration and thereafter withdrawing its request for registration shall bear such Registration Expenses pro rata on the basis of the number of its shares so included in the registration request (it is hereby understood that this proviso shall not apply to a withdrawal of a registration being effected pursuant to Section 3(c)) provided further, however, that the Company shall not otherwise be required to pay any Registration Expenses after the Company has effected four (4) registrations pursuant to Section 3(b) requested by an Initiating Holder and such registrations have been declared or ordered effective and the sales of such Registrable Securities shall have closed.

     (e) Registration Procedures. In the case of each registration effected by the Company pursuant to Section 3, the Company will keep the Holders requesting inclusion in such registration advised in writing as to the initiation of each registration and as to the completion thereof. In connection with any offering of Registrable Securities registered pursuant to clause (b) or (c) of this
Section 3, the Company shall use its best efforts to obtain all necessary permissions from the Bermuda governmental authorities and, upon obtaining such permission, at its expense, the Company shall:

       (i) prepare and file with the Commission, as promptly as practical after receipt of a request for registration pursuant to this Section 3, a registration statement on any form for which the Company then qualifies, and which form shall be available for the sale of the Registrable Securities in accordance with the intended methods of distribution thereof, and use its best efforts to cause such registration statement to become and remain effective as provided herein; provided that before filing with the Commission a registration statement or prospectus or any amendments or supplements thereto, the Company will (A) furnish, to one counsel selected by the Holders of a majority of the Registrable Securities requested to be registered, copies of all such documents proposed to be filed for said counsel's review and comment and (B) notify each Holder of Registrable Securities to be registered of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered;

       (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration effective for a period of one hundred and eighty (180) days or until the Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs (but not before the time periods referred to in Section 4(3) of the Securities Act and Rule 174 promulgated thereunder, or any successor provisions, if applicable) and comply with the provisions of the Securities Act with respect to the disposition of securities covered by such registration statement during such period in accordance with the intended method of disposition by sellers thereof set forth in such registration statement; provided, however, that (A) such 180-day period shall be extended for a period of time equal to the period, if any, during which the Holders refrain from selling any securities included in such registration in accordance with provisions of the last paragraph of this Section 3(e) and (B) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 180-day period shall be extended until all such Registrable Securities are sold, provided that (x) Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis and (y) the applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (1) includes any prospectus required by Section 10(a)(3) of the Securities Act or (2) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation in the registration statement by reference to periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act of the information specified in clauses (1) and (2) above;

       (iii) furnish to each underwriter, if any, and each Holder of Registrable Securities covered by such registration statement such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), and the prospectus included in such registration statement (including each preliminary prospectus) in conformity with the requirements of the Securities Act, and such other documents incident thereto as each of the Holders from time to time may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

       (iv) use its best efforts to register or qualify such Registrable Securities under such other state securities or "blue sky" laws of such jurisdictions as any Holder, and underwriter, if any, of Registrable Securities covered by such registration statement reasonably requests and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder and each underwriter, if any, to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided that the Company will not be required as a result thereof to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause (iv), (B) subject itself to taxation or regulation of its insurance business in any such jurisdiction other than Bermuda or (C) consent to general service of process in any such jurisdiction;

       (v) use its best efforts to cause the Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Holder or Holders thereof to consummate the disposition of such Registrable Securities;

       (vi) immediately notify each Holder of such Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event that comes to the Company's attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Company will promptly prepare and furnish to such Holder a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

       (vii) use its best efforts to cause all such Registrable Securities to be listed on a national securities exchange in the United States or Nasdaq and on each securities exchange on which similar securities issued by the Company may then be listed, and enter into such customary agreements including a listing application and indemnification agreement in customary form, and, subject to Bermuda law, to provide a transfer agent and registrar for such Registrable Securities covered by such registration statement no later than the effective date of such registration statement;

       (viii) enter into such customary agreements (including an underwriting agreement or qualified independent underwriting agreement, in each case, in customary form) and take all such other actions as the Holders of a majority of the Registrable Securities being covered by such registration statement or the underwriters retained by such Holders, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary representations, warranties, indemnities and agreements;

       (ix) make available for inspection, during business hours of the Company, by any Holder of Registrable

Securities covered by such registration statement, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such Holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, "Records"), if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees, and those of the Company's affiliates, if any, to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement;

       (x) use its best efforts to obtain a "cold comfort" letter from the Company's appointed auditors in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the Holders of a majority in interest of the Registrable Securities being sold reasonably request; and

       (xi) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission and all conditions imposed by Bermuda governmental authorities or under Bermuda law, including, without limitation, under the Bermuda Companies Act, and make available to the Holders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve months beginning after the effective date of the registration statement (as the term "effective date" is defined in Rule 158(c) under the Securities
Act) which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

     It shall be a condition precedent to the obligation of the Company to take any action with respect to any Registrable Securities that the Holder thereof shall furnish to the Company such information regarding the Registrable Securities and any other Company Stock held by such Holder and the intended method of disposition of the Registrable Securities held by such Holder as the Company shall reasonably request and as shall be required in connection with the action taken by the Company.

     Each Holder of Registrable Securities agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 3(e)(vi) hereof, such Holder will forthwith discontinue disposition of Registrable Securities until such Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(e)(vi) hereof, and, if so directed by the Company (at the Company's expense), such Holder will deliver to the Company all copies (including, without limitation, any and all drafts), other than permanent file copies, then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

     (f) Indemnification

       (i) In the event of any registration of any shares of Company Stock under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each of the Holders of any Registrable Securities covered by such registration statement, their respective directors and officers, general partners, limited partners and managing directors, each other Person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls, is controlled by or is under common control with any such Holder or any such underwriter within the meaning of the Securities Act (and directors, officers, controlling Persons, partners and managing directors of any of the foregoing) against any and all losses, claims, damages and liabilities (or actions in respect thereto), joint or several, and expenses (including any amounts paid in any settlement effected with the Company's consent, which consent will not be unreasonably withheld) to which such Holder, any such director or officer or general or limited partner or managing director or any such underwriter or controlling Person may become subject under the Securities Act, United States state securities "blue sky" laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (A) any untrue statement (or alleged untrue statement) of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto,
(B) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (C) any violation (or alleged violation) by the Company of any United States federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration, qualification or compliance. The Company will reimburse each such Holder, director, officer, general partner, limited partner, managing director or underwriter and controlling Person (and directors, officers, controlling Persons, partners and managing directors of any of the foregoing) for any legal and any other expenses reasonably incurred in connection with investigating or defending such claim, loss, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such claim, loss, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company by such Holder in its capacity as a Holder or any such director, officer, general or limited partner, managing director, underwriter or controlling Person specifically stating that it is for use therein; provided further, however, that the Company shall not be liable to any Holder, any Person who participates as an underwriter in the offering or sale of Registrable Securities, if any, or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, pursuant to this Section 3(f) with respect to any untrue statement or omission or alleged untrue statement or omission made in any preliminary prospectus or the final prospectus or the final prospectus as amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such Holder, underwriter or controlling Person results from the fact that such Holder or underwriter sold Registrable Securities to a Person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus or of the final prospectus as then amended or supplemented, whichever is most recent, if the Company has previously furnished copies thereof to such Holder or underwriter and such final prospectus, as then amended or supplemented, had corrected any such misstatement or omission.

       The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any such director, officer, general partner, limited partner, managing director, underwriter or controlling Person and shall survive the transfer of such securities by such Holder.

       (ii) Each of the Holders will, if Registrable Securities held by it are included in any registration statement filed in accordance with the provisions hereof, (x) indemnify, on a several and not joint basis, the Company and its directors, officers, controlling Persons and all other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling Persons against all claims, losses, damages and liabilities (or actions in respect thereof) and expenses to which any such Person may become subject under the Securities Act, United States state securities "blue sky" laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon
(A) any untrue statement (or alleged untrue statement) of a material fact with respect to such Holder contained in any such registration statement, preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (B) any omission (or alleged omission) to state therein a material fact with respect to such Holder required to be stated therein or necessary to make the statements made by such Holder therein not misleading and
(y) reimburse the Company and its directors, officers, controlling Persons and all other prospective sellers and their respective directors, officers, general and limited partners, managing directors, and their respective controlling Persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in the case of both clause (x) and clause (y), to the extent, and only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Company by such Holder with respect to such Holder and stated to be specifically for use therein; provided, however, that the obligations of each of the Holders hereunder shall be limited to an amount equal to the proceeds to be received by such Holder from securities sold by such Holder pursuant to such registration statement or prospectus.

       The indemnity provided for herein shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the Holders of Registrable Securities, underwriters or any of their respective directors, officers, general or limited partners, managing directors or controlling Persons and shall survive the transfer of such securities by such Holder.

       (iii) Each party entitled to indemnification under this Section 3(f) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party's expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of the Indemnified Party's counsel shall be at the expense of the Indemnifying Party and shall be reimbursed as they are incurred); and provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 3 except to the extent the Indemnifying Party is actually materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as a term thereof the giving by the claimant or plaintiff to such Indemnified Party of an unconditional release from all liability with respect to such claim or litigation. Each Indemnified Party shall promptly furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

       (iv) In order to provide for a just and equitable contribution in circumstances in which the foregoing indemnity agreements provided for in this
Section 3(f) is for any reason held to be unenforceable although applicable in accordance with its terms, the Company and the Holders shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement in such proportion as shall be appropriate to reflect (A) the relative benefits received by the Company, on the one hand, and the Holders of the Registrable Securities included in the offering on the other hand, from the offering of the Registrable Securities and any other securities included in such offering, and (B) the relative fault of the Company, on the one hand, and the Holders of the Registrable Securities included in the offering, on the other, with respect to the statements or omissions that resulted in such loss, liability, claim, damage or expense, or action in respect thereof, as well as any other relevant equitable considerations; provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to a contribution from any Person who was not guilty of such fraudulent misrepresentation. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Holders of the Registrable Securities, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders of the

Registrable Securities agree that it would not be just and equitable if a contribution pursuant to this Section 3(f) were to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. Notwithstanding anything to the contrary contained herein, the Company and the Holders agree that any contribution required to be made by a Holder pursuant to this Section 3(f) shall not exceed the net proceeds from the offering of Registrable Securities (before deducting expenses) received by such Holder with respect to such offering. For purposes of this Section 3(f), each Person, if any, who controls a Holder within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed the registration statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company.

       (v) The foregoing indemnity agreements of the Company and the Holders are subject to the condition that, insofar as they relate to any loss, claim, liability or damage made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question becomes effective or the amended prospectus filed with the Commission pursuant to Commission Rule 424(b) (the "Final Prospectus"), such indemnity agreements shall not inure to the benefit of any underwriter if a copy of the Final Prospectus was furnished to the underwriter and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

     (g) Information by the Holders. Each of the Holders and each Other Shareholder holding Company Stock included in any registration shall furnish to the Company such information regarding such Holder or Other Shareholder and the distribution proposed by such Holder or Other Shareholder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 3.

     (h) Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the restricted securities to the public without registration, the Company agrees to:

          (A) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the effective date of the first registration statement under the Securities Act filed by the Company for an offering of its securities to the general public;

          (B) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

          (C) so long as any Holder owns any Registrable Securities, furnish to such Holder upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act (at any time from and after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.

       (i) "Market Stand-off" Agreement. (i) If any registration of Common Stock (or other securities) of the Company shall be in connection with an underwritten public offering, each Holder of Registrable Securities agrees not to effect any sale or distribution, including any private placement or any sale pursuant to Rule 144A under the Securities Act (or any successor provision) or otherwise or any sale pursuant to Rule 144 under the Securities Act (or any successor provision), under the Securities Act of any Registrable Securities, other than by pro-rata distribution to its shareholders, partners or other beneficial holders, and not to effect any such sale or distribution of any other equity security of the Company or of any security convertible into or exchangeable or exercisable for any equity security of the Company (in each case, other than as part of such underwritten public offering) during the ten calendar days prior to, and during the 180 calendar day period (or such lesser period as may be agreed upon between such Holders and the representative of the underwriters of such offering) that begins on the effective date of such registration statement (except as part of such registration), without the consent of the representative of the underwriters of such offerings; provided, however, that written notice of such registration has been deemed given (as provided in Section 6(f) herein) to each Holder of

Registrable Securities at least two Business Days prior to the anticipated beginning of the ten calendar day period referred to above.

       (ii) If requested by the representative of the underwriters, the Holders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said 180-day period. The provisions of this Section 3(i) shall be binding upon any transferee who acquires Registrable Securities, including, without limitation, any Holder's shareholders, partners or other beneficial holders, whether or not such transferee is entitled to the registration rights provided hereunder.

       (iii) If any registration of Registrable Securities shall be in connection with an underwritten public offering, the Company agrees (A) not to effect any public sale or distribution of any of its equity securities or of any security convertible into or exchangeable or exercisable for any equity security of the Company (other than any such sale or distribution of such securities in connection with any amalgamation, merger or consolidation by the Company or any Affiliate of the Company or the acquisition by the Company or an Affiliate of the Company of the shares of substantially all the assets of any other Person or in connection with a stock option, stock purchase or other employee benefit plan) during the ten days prior to, and during the 180-day period (or such lesser period as may be agreed upon between the Company and the representative of the underwriters of such offering) which begins on the effective date of such registration statement (except as part of such registration) without the consent of the representative of the underwriters of such offering and (B) that any agreement entered into after the date hereof pursuant to which the Company issues or agrees to issue any privately placed equity securities shall contain a provision under which the holders of such securities agree not to effect any sale or distribution of any such securities during the period and in the manner referred to in the foregoing clause (A) of this Section 3(i)(iii).

     (j) Assignability. The registration rights set forth in this Section 3 shall be assignable by any Holder, in whole or in part, to any transferee of Registrable Securities provided such transferee agrees to be bound by all provisions of this Agreement.

     (k)) Termination. The registration rights set forth in this Section 3 shall not be available to any Holder if, in the opinion of counsel to the Company, all of the Registrable Securities then owned by such Holder could be sold in any 90-day period pursuant to Rule 144 under the Securities Act (without giving effect to the provisions of Rule 144(k)).

4. INFORMATION AS TO COMPANY AND RELATED COVENANTS

     (a) Auditors. The Company shall maintain a system of accounting established and administered in accordance with United States generally accepted accounting principles ("U.S. GAAP") and shall set aside on its books all such proper reserves as shall be required by U.S. GAAP. The Company shall retain a firm of independent chartered accountants of recognized standing to audit and report on the Company's annual consolidated balance sheets and statements of operations, shareholders' equity and cash flows and to report to the Board. Subject to the requirements of the Companies Act of 1981 of Bermuda and the regulations promulgated thereunder, all major accounting policies and principles shall be determined by the Board in accordance with U.S. GAAP.

     (b) Financial Information. The Company shall prepare annual consolidated balance sheets and statements of operations, shareholders' equity and cash flows of the Company and its subsidiaries, which shall be prepared in accordance with U.S. GAAP, and setting forth in each case in comparative form the figures for the previous year, and audited by the auditors referred to in Section 4(a) hereof. The Company shall also prepare quarterly unaudited, consolidated balance sheets and statements of operations, shareholders' equity and cash flows of the Company and its subsidiaries, certified by the Chief Financial Officer and the Chief Executive Officer of the Company and prepared in accordance with U.S. GAAP and setting forth in each case in comparative form the same figures for the previous year and, in addition, year-to-date figures. The Company will furnish to all Common Holders the following information within the time specified: (i) as soon as practicable after the end of each fiscal quarter and, in any event within 45 days thereafter, all of the quarterly financial information referred to herein, and (ii) as soon as practicable after the end of each fiscal year, and in any event within 110 days thereafter, all of the annual financial information referred to herein.

     (c) Business Report. The Company shall prepare and deliver to each Common Holder within 45 days after the end of each calendar quarter a report as to the implementation of the Company's business plan during such quarter, which report shall be accompanied by a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company as to the Company's compliance with its operating guidelines during such quarter.

     (d) Inspection. From and after the date hereof, the Company will permit each Common Holder, its nominee, assignee or its representative, to visit and inspect any of the properties of the Company, to examine all its books of account, records, reports and other papers not contractually required of the Company to be kept confidential or secret, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with its officers, directors, key employees and independent public accountants or any of them (and by this provision the Company authorizes said accountants to discuss with said Common Holder, its nominee, assign and representatives the finances and affairs of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested.

     (e) The provisions of Section 4(a)-(d) shall expire upon the closing of the Qualified Public Offering.

5. DEFINITIONS

     (a) Terms Defined. As used in this Agreement, the following terms have the respective meaning set forth below:

     $: means United States dollars.

     Affiliate: means (i) with respect to a Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and, in the case of an individual Common Holder, means members of his or her immediate family or a trust for their benefit, (ii) a nominee(s) of a Person or a principal of a nominee Person, (iii) a trustee of a trust, or (iv) such Person's shareholders, partners, beneficiaries or members.

     Board: means the board of directors of the Company.

     Business Day: means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York or Bermuda are authorized by law or executive order to close.

     Commission: means the United States Securities and Exchange Commission.

     Exchange Act: means the United States Securities Exchange Act of 1934, as amended.

     The terms "hold" and "holder": means, with reference to any Common Stock, the Person whose name appears in the register of Members of the Company.

     Person: means an individual, partnership, joint-stock company, corporation, trust or unincorporated organization, limited liability company, or a government or agency or political subdivision thereof or any other entity.

     Qualified Public Offering: means the completion of an underwritten public offering of Common Stock pursuant to a registration statement under the Securities Act resulting in net proceeds to the Company of at least $50,000,000.

     Related Person: means any Person who bears a relationship to an Excess Investor as described in Section 958 of the Code.

     Securities Act: means the United States Securities Act of 1933, as amended.

     Stock Warrant Plans: means (i) the Employee Stock Warrant Plan of the Company dated June 17, 1997 and (ii) the Sponsoring Investors' and Founders' Stock Warrant Plan of the Company dated June 17, 1997, each in the form attached as Exhibit I hereto, except for such changes as are not material to the terms and conditions thereof, and which have been duly adopted by the Board of Directors and the Shareholders of the Company.

     Super-Majority Board Action: means a vote of three-quarters (3/4) of the directors serving on the Board at the time of such vote.

     10% Investor: means a U.S. Person that (i) owns directly, indirectly or by attribution (within the meaning of Section 958 of the United States Internal Revenue Code of 1986, as amended) 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or (ii) by virtue of such ownership is treated as owning indirectly or constructively 10% or more of the total combined voting power of all classes of the stock entitled to vote of Commercial Guaranty Assurance, Ltd., a Bermuda company with limited liability (and its successors).

     Transfer: means any sale, assignment, pledge, hypothecation, or other disposition or encumbrance of any interest.

     Trigger Event: means (a) the closing of a Qualified Public Offering, (b) the consummation of an acquisition of a majority of the issued and outstanding shares of Common Stock at the time of such acquisition by one or more purchasers acting in concert in a single transaction or in a series of related transactions (including, without limitation, acquisitions pursuant to an amalgamation, exchange offer, business combination, consolidation, or corporate reorganization) resulting in the ultimate beneficial ownership of such acquired shares of Common Stock being different than before such acquisition or (c) the sale of all or substantially all of the assets of the Company unless the ultimate beneficial owners of a majority of the ownership interests in the acquiror of such assets were the ultimate beneficial owners of a majority of the issued and outstanding shares of Common Stock at the time of or immediately before such sale.

     U.S. Person: means an individual who is a citizen or resident of the United States, a company, corporation or partnership created or organized under the laws of the United States or any state thereof, an estate, the income of which, from non-United States sources and not effectively connected with the conduct of a trade or business in the United States, is includable in gross income for United States federal income tax purposes, or a trust, if (i) a court within the United States may exercise primary supervision of the trust, and (ii) one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

6. MISCELLANEOUS

     (a) Legends. In addition to any other legends required by applicable law, the Company's Bye-laws or any other agreement restricting the Transfer of the Company Stock or Investment Units, as the case may be, each certificate evidencing the Common Stock or Investment Units, as the case may be, acquired by the Common Holders will bear a legend reflecting the restrictions on the transfer of such shares contained in this Agreement and in the Investment Units Subscription Agreement, the Warrant Acquisition Agreement or the Founders' Subscription Agreement, as the case may be.

     (b) Waiver; Amendments. Except as expressly provided otherwise herein, neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the Company and each of the Common Holders at the time who are party to this Agreement; provided, however, that, any provision hereof, other than Section 4, may be amended, which amendment shall be effective as to all Common Holders, with the consent of the Company and the parties hereto that at the time just prior to the amendment hold at least seventy-five percent (75%) of the Common Stock; provided, further, however, that any amendment to Section 4 shall require the consent of the Company and the parties hereto that at the time just prior to the amendment hold at least ninety percent (90%) of the Common Stock.

     (c) Amendment of Schedule I to this Agreement. The Secretary of the Company shall, from time to time in the ordinary course of business as reasonably necessary, amend Schedule I to this Agreement to reflect accurately the addition or deletion of parties to this Agreement by virtue of the succession, assignment, or other transfer of shares of Company Stock in accordance with this Agreement, or exercise of Warrants pursuant to the Warrant Acquisition Agreement or otherwise, and applicable law.

     (d) Recapitalization, Exchange, Etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to shares or other securities of the Company that may be issued in respect of, in exchange for, or in substitution of the Common Stock. The Company agrees not to enter into any transaction with any Person pursuant to which shares or other securities of such Person will be exchanged or substituted for the Common Stock unless it is a condition to such transaction that such Person and the Common Holders execute an agreement substantially in the form of this Agreement (or the surviving provisions hereof).

     (e) Specific Performance. Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching parties would be irreparably harmed and could not be made whole by monetary damages. Accordingly, each of the parties hereto agrees that the other parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

     (f) Notices. All notices, requests, demands and other communications hereunder shall be in writing and, except to the extent otherwise provided in this Agreement, shall be deemed to have been duly given if delivered by same day or next day courier or mailed, registered mail, return receipt requested, or transmitted by telegram, telex or facsimile (i) if to a Common Holder, at such Common Holder's address appearing on applicable schedule attached hereto or at any other address such Common Holder may have provided in writing to the Company and (ii) if to the Company, at Clarendon House, Church Street, Hamilton HM 11, Bermuda, Attention: Secretary, or such other address as the Company may have furnished to the Common Holders in writing. A notice hereunder shall be deemed to have been given on the day such notice is sent or transmitted; provided, however, that if such notice is sent by next-day courier it shall be deemed to have been given the day following sending and, if by registered mail, five days following sending.

     (g) Successors and Assigns. Except as otherwise provided herein, this Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties; provided, however, that this Agreement may not be assigned by any party hereto other than in compliance with the terms hereof, including the restrictions on transfers of Company Stock as set forth in Sections 1 and 2 hereof.

     (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

     (i) Entire Agreement. This Agreement and the Subscription Agreement constitute the entire understanding of the parties hereto and supersede all prior understandings among such parties.

     (j) Applicable Law. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by and construed in accordance with the laws of New York without giving effect to the principles of conflicts of laws thereof. Each party hereto agrees that any suit, action or other proceeding arising out of this Agreement shall be brought and litigated in the courts of New York (or if a suit, action or other proceeding arising out of this Agreement is unable to be brought or is dismissed for jurisdictional reasons in the courts of New York, then the suit, action or proceeding arising out of this Agreement shall be brought in the courts of Bermuda) and each party hereto hereby irrevocably consents to personal jurisdiction and venue in any such court and hereby waives any claim it may have that such court is an inconvenient forum for the purposes of any such suit, action or other proceeding.

     (k) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

     (l) Holders of Warrant Shares. Each of the parties hereto hereby consents and agrees that any holder of the Warrant Shares not already a party hereto may become a party to this Agreement upon exercise of the Warrant by executing a counterpart signature page hereto and such holder shall then be reflected on
Schedule I hereto as a Common Holder. Each of the parties hereto hereby agrees that each of the holders of the Warrants are third party beneficiaries of this
Section 6(l).

     IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the date first above written.

                                 COMPANY:

                                 CGA GROUP, LTD.

                                 By: /s/ RICHARD A. PRICE
                                    ------------------------
                                    Name: Richard A. Price
                                    Title: President and Chief
                                           Executive Officer


                                 COMMON HOLDERS:

                                 CAPITAL REINSURANCE COMPANY


                                 By: /s/ ALAN S. ROSEMAN
                                    ------------------------
                                    Name: Alan S. Roseman
                                    Title: SVP, General Counsel
                                           Secretary

                                 ST. GEORGE HOLDER:

                                 THIRD AVENUE TRUST, ON BEHALF
                                 OF THE THIRD AVENUE VALUE FUND
                                 SERIES


                                 By: /s/ DAVID BARSE
                                    ------------------------
                                    Name: David Barse
                                    Title: Executive Vice President


                                 COMMON HOLDER:

                                 OLYMPUS GROWTH FUND II, LP
                                 By: OGP II, L.P., its general partner
                                 By: Nibur, L.L.C., a general partner


                                 By: /s/ PAUL A. RUBIN
                                    ------------------------
                                    Name: Paul A. Rubin
                                    Title: Member


                                 COMMON HOLDER:

                                 OLYMPUS EXECUTIVE FUND, LP
                                 By: OEF, L.P., its general partner
                                 By: RSM, L.L.C., a general partner


                                 By: /s/ ROBERT S. MORRIS
                                    ------------------------
                                    Name: Robert S. Morris
                                    Title: President


                                 ST. GEORGE HOLDER:

                                 ACE LIMITED


                                 By: /s/ PETER MEAR
                                    ------------------------
                                    Name:  Peter Mear
                                    Title: Executive Vice President and
                                           General Counsel

                                 COMMON HOLDER:

                                 LENNAR CGA HOLDINGS, INC


                                 By: /s/ JEFFREY P. KRASNOFF
                                    -------------------------
                                    Name: Jeffrey P. Krasnoff
                                    Title: Vice President


                                 COMMON HOLDER:

                                 THE EQUITABLE LIFE ASSURANCE
                                 SOCIETY OF THE UNITED STATES


                                 By: /s/ BASIL P. LIVANOS
                                    -------------------------
                                    Name: Basil P. Livanos
                                    Title: Investment Officer


                                 COMMON HOLDER:

                                 CGA FIREMARK VENTURE FUND I,
                                 LLC


                                 By: /s/ MICHAEL J. MORRISSEY
                                    -------------------------
                                    Name:  Michael J. Morrissey
                                    Title: Chairman and CEO

                                 COMMON HOLDER:

                                 PACIFIC MUTUAL LIFE INSURANCE
                                 COMPANY


                                 By: /s/ RONN C. CORNELIUS
                                    ------------------------
                                    Name: Ronn C. Cornelius
                                    Title: Asst. Vice President


                                 COMMON HOLDER:

                                 MORGAN GUARANTY TRUST COMPANY
                                 OF NEW YORK AS TRUSTEE OF THE
                                 MULTI-MARKET SPECIAL
                                 INVESTMENT TRUST FUND OF
                                 MORGAN GUARANTY TRUST COMPANY
                                 OF NEW YORK


                                 By: /s/ KATHLEEN N. STARRS
                                    ------------------------
                                    Name:  Kathleen N. Starrs
                                    Title: Vice President


                                 COMMON HOLDER:

                                 MORGAN GUARANTY TRUST COMPANY
                                 OF NEW YORK AS TRUSTEE OF THE
                                 COMMINGLED PENSION TRUST FUND
                                 (MULTI-MARKET SPECIAL
                                 INVESTMENT FUND II) OF MORGAN
                                 GUARANTY TRUST COMPAN OF NEW
                                 YORK


                                 By: /s/ KATHLEEN N. STARRS
                                    ------------------------
                                    Name:  Kathleen N. Starrs
                                    Title: Vice President

                                 COMMON HOLDER:

                                 STARWOOD CGA, LLC


                                 By: /s/ JAY SUGARMAN
                                    ------------------------
                                    Name: Jay Sugarman
                                    Title: Authorized Signatory



                                 COMMON HOLDER:

                                 MUTUAL DISCOVERY FUND

                                 By:  FRANKLIN MUTUAL ADVISORS, INC.
                                    -----------------------------------



                                 By: /s/ E.N. COHERNOUR
                                    ------------------------
                                    Name: E.N. Cohernour
                                    Title: V.P., Gen. Counsel
                                           & Asst. Sec.



                                 COMMON HOLDER:

                                 PRUDENTIAL SECURITIES GROUP, INC.



                                 By: /s/ ELIZABETH W. CASTAGNA
                                    --------------------------
                                    Name:  Elizabeth W. Castagna
                                    Title: Treasurer



                                 COMMON HOLDER:

                                 MUTUAL QUALIFIED FUND

                                 By: FRANKLIN MUTUAL ADVISORS, INC.


                                 By: /s/ E.N. COHERNOUR
                                    ------------------------
                                    Name: E.N. Cohernour
                                    Title: V.P., Gen. Counsel
                                           & Asst. Sec.



                                 COMMON HOLDER:

                                 CGA FUNDING, L.P.

                                 By: Shidler/CGA Corporation,
                                     Its General Partner

                                     By: /s/ JAY H. SHIDLER
                                        ------------------------
                                        Jay H. Shidler,
                                        Its President



                                 COMMON HOLDER:

                                 SHIDLER/CGA CORPORATION


                                 By: /s/ JAY H. SHIDLER
                                    ------------------------
                                    Name: Jay H. Shidler
                                    Title: Its President



                                 COMMON HOLDER:

                                 SHIDLER EQUITIES L.P.

                                 By: Shidler Equities Corp.,
                                     Its General Partner


                                 By: /s/ JAY H. SHIDLER
                                    ------------------------
                                    Name: Jay H. Shidler
                                    Title: Its President



                                 COMMON HOLDER:

                                 SHIDLER EQUITIES CORP.



                                 By: /s/ JAY H. SHIDLER
                                    ------------------------
                                    Name: Jay H. Shidler
                                    Title: Its President

                                 COMMON HOLDER:


                                 /s/ ROBERT L. DENTON
                                 ------------------------
                                     Robert L. Denton



                                 COMMON HOLDER:


                                 /s/ RICHARD A. PRICE
                                 ------------------------
                                     Richard A. Price


                                 COMMON HOLDER:


                                 /s/ PAUL T. LAMBERT
                                 ------------------------
                                     Paul T. Lambert



                                 COMMON HOLDER:

                                 REYNOLDS PARTNERS


                                 By:/s/   JAMES C. REYNOLDS
                                    ------------------------
                                    Name: James C. Reynolds
                                    Title: Its General Partner



                                 COMMON HOLDER:

                                 LBCW LIMITED PARTNERSHIP


                                 By: /s/ CLAY W. HAMLIN
                                    ------------------------
                                    Name: Clay W. Hamlin
                                    Title: Its General Partner



                                 COMMON HOLDER:


                                     /s/ ROBERT W. HOLMAN, JR.
                                    --------------------------
                                    Robert W. Holman, Jr.



                                 COMMON HOLDER:

                                 MICHAEL T. TOMASZ REVOCABLE
                                 TRUST UAD 2/5/90


                                 By: /s/ MICHAEL T. TOMASZ
                                    ------------------------
                                    Name: Michael T. Tomasz
                                    Title: Trustee


                                 COMMON HOLDER:

                                 NAGLEBERG FAMILY
                                 PARTNERSHIP, L.P.


                                 By: /s/ HOWARD A. NAGELBERG
                                    ------------------------
                                    Name: Howard A. Nagelberg
                                          Its General Partner



                                 COMMON HOLDER:


                                 /s/   SAMUEL TANG
                                 ------------------------
                                       Samuel Tang



                                 COMMON HOLDER:


                                 /s/  DOREEN A. DENTON
                                 ------------------------
                                      Doreen A. Denton



                                 COMMON HOLDER:


                                 /s/  MARK S. WHITING
                                 ------------------------
                                      Mark S. Whiting

                                 COMMON HOLDER:


                                 /s/   DUANE H. LUND
                                 ------------------------
                                       Duane H. Lund



                                 COMMON HOLDER:


                                 /s/ STEPHEN J. MERINGOFF
                                 -------------------------
                                     Stephen J. Meringoff



                                 COMMON HOLDER:

                                 MATTISON FAMILY TRUST


                                 By:/s/  J. STANLEY MATTISON
                                    ------------------------
                                      J. Stanley Mattison
                                      Trustee



                                 COMMON HOLDER:


                                 /s/  LAWRENCE J. TAFF
                                 ------------------------
                                      Lawrence J. Taff



                                 COMMON HOLDER:

                                 MARILYNN E. TOMASZ
                                 REVOCABLE TRUST UAD 2/5/90


                                 By:/s/  MARILYNN E. TOMASZ
                                    -----------------------
                                         Marilynn E. Tomasz
                                         Trustee



                                 COMMON HOLDER:


                                 /s/ MICHAEL W. BRENNAN
                                 ------------------------
                                     Michael W. Brennan



                                 COMMON HOLDER:

                                 RADNOR CAPITAL CORPORATION
                                 PENSION TRUST


                                 By:/s/ MARC BRUTTEN
                                    -------------------------
                                        Marc Brutten, Trustee



                                 COMMON HOLDER:


                                 /s/ JOHANNSON YAP
                                 ------------------------
                                     Johannson Yap



                                 COMMON HOLDER:


                                 /s/ KIMBERLY F. AQUINO
                                 ------------------------
                                     Kimberly F. Aquino



                                 COMMON HOLDER:


                                 /s/   GARY H. HEIGL
                                 ------------------------
                                       Gary H. Heigl

                                 COMMON HOLDER:


                                 /s/   STEPHEN B. ORESMAN
                                 ------------------------
                                       Stephen B. Oresman



                                 COMMON HOLDER:


                                 /s/   SUSAN G. BURRUS
                                 ------------------------
                                       Susan B. Burrus



                                 COMMON HOLDER:


                                 /s/   MICHAEL J. HAVALA
                                 ------------------------
                                       Michael J. Havala



                                 COMMON HOLDER:


                                 /s/   WALLACE McDOWELL
                                 ------------------------
                                       Wallace McDowell



                                 COMMON HOLDER:


                                 /s/   WILLIAM WALTON
                                 ------------------------
                                    William Walton



                                 COMMON HOLDER:


                                 /s/  JAMES R. REINHART
                                 ------------------------
                                      James R. Reinhart



                                 COMMON HOLDER:


                                 /s/  ANTHONY R. MONTEMURNO
                                 --------------------------
                                      Anthony R. Montemurno




                                 COMMON HOLDER:


                                 /s/  GEOFFREY KAUFFMAN
                                 ------------------------
                                      Geoffrey Kauffman